Exhibit 3.2

AMENDMENT NO. 7 TO BY-LAWS

OF

FTI CONSULTING, INC.

Pursuant to Article XIII, Section 1 of the By-Laws of FTI Consulting, Inc. (the “Corporation”), the By-Laws of the Corporation have been amended as follows:

1.	Article V – Officers - Section 4 is deleted in its entirety and replaced with the following:

“SECTION 4. Chief Executive Officer. The Board of Directors may elect a chief executive officer. The Chief Executive Officer shall have the responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the administration of the business affairs of the Corporation. In the absence of a Chief Executive Officer or in the event of a vacancy in such office, the President, or in the event of his or her absence, the officer designated in these By-Laws to act for the President, shall perform the duties of that office until the Board of Directors shall take other action with respect to the election or appointment of such officer at an annual meeting or by a special meeting called for that purpose.”

2.	Article V – Officers - Section 5 is deleted in its entirety and replaced with the following:

“SECTION 5. Chairman and Vice Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present. In the absence of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors shall preside at such meetings at which he shall be present. The Chairman of the Board of Directors and the Vice Chairman of the Board of Directors shall perform, respectively, such other duties as may be assigned to him, her or them by the Chief Executive Officer or the Board of Directors. In the absence of the President and/or Chief Executive Officer or in the event of a vacancy in such office, the Chairman shall perform the duties of the President and/or Chief Executive Officer; and when so acting shall have all the powers of and be subject to all the restrictions upon such office, until the Board of Directors shall take other action with respect to the election or appointment of such officer at an annual meeting or by a special meeting called for that purpose.”

3.	Article V – Officers - Section 6 is deleted in its entirety and replaced with the following:

“SECTION 6. President. The President shall in general supervise and control all of the business and affairs of the Corporation. Unless the President is not a member of the Board of Directors, in the absence of both the Chairman and Vice

Chairman of the Board, he shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present until the Board of Directors shall take other action with respect to the election or appointment of such officer at an annual meeting or by a special meeting called for that purpose.

In the absence of a designation of a Chief Executive Officer by the Board of Directors, the President shall be the Chief Executive Officer. The President shall be ex officio a member of all committees that may, from time to time, be constituted by the Board of Directors provided, that (i) the President is a member of the Board of Directors and (ii) the rules and regulations of the Securities and Exchange Commission and any other agency or regulatory authority, including the exchange or market on which the securities of the Corporation are then traded, do not require such Committee to be comprised exclusively of independent directors. He may execute any deed, mortgage, bond, contract or other instrument which the Board of Directors has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time. In the absence of the President, Chief Executive Officer and Chairman and Vice Chairman of the Board or in the event of vacancies in all such offices, the individual designated as “General Counsel” of the Corporation shall perform the duties of the President; and when so acting shall have all the powers of and be subject to all restrictions upon that office, until the Board of Directors shall take other action with respect to the election or appointment of any such officer at an annual meeting or by a special meeting called for that purpose.”

4.	Article V – Officers - Section 7 is deleted in its entirety and replaced with the following:

SECTION 7. Vice Presidents. A Vice President shall perform such other duties as from time to time may be assigned to him by the President, Chief Executive Officer or the Board of Directors. The Board of Directors may designate one or more Vice Presidents as executive vice president, senior vice president, vice president or assistant vice president or as vice president for particular areas of responsibility.

The undersigned, being the Secretary of the Corporation, hereby certifies that this Amendment No. 7 to the By-Laws of the Corporation has been duly adopted by the Board of Directors of the Corporation effective as of February 25, 2009.

/s/ JOANNE F. CATANESE
Joanne F. Catanese, Secretary